Exhibit 10.17

Execution Copy

AMENDMENT NO. 1 TO LOAN AND SECURITY AGREEMENT

THIS AMENDMENT NO. 1 TO LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of April 22, 2011 among Teavana Corporation, a Georgia corporation (the “Company”), ST Acquisition Company, a Connecticut corporation (“ST”; the Company and ST are referred to herein, collectively, as “Borrowers” and, individually, as a “Borrower”), Teavana Holdings, Inc., a Delaware corporation (“Holdings”), Teavana Franchising Corporation, a Georgia corporation (“TFC”), Teavana International, Inc., a Georgia corporation (“TI”), Teavana Gift Company, a Colorado corporation (“TGC”; Borrowers, Holdings, TFC, TI and TGC are referred to herein, collectively, as “Obligors” and, individually, as an “Obligor”), and Fifth Third Bank, an Ohio banking corporation (“Bank”).

W I T N E S S E T H:

WHEREAS, Obligors (other than TGC) and Bank have entered into that certain Loan and Security Agreement dated as of June 12, 2008 (as heretofore amended, modified or otherwise supplemented, the “Loan Agreement”);

WHEREAS, pursuant to that certain Joinder Agreement dated as of April 22, 2011 between TGC and Bank, TGC agreed to be deemed an Obligor under the Loan Agreement and to have all of the obligations of an Obligor thereunder; and

WHEREAS, Obligors desire to amend the Loan Agreement as set forth herein, and Bank is willing to do so on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. Terms defined in the Loan Agreement which are used herein shall have the same meanings as are set forth in the Loan Agreement for such terms unless otherwise defined herein.

2. Amendment. Upon the occurrence of the Effective Time (as hereinafter defined):

2.1 The following definitions set forth in Section 1.1 of the Loan Agreement are amended and restated in their entirety as follows:

Applicable Margin means (a) for Base Rate Advances, 3.00% per annum, and (b) for LIBOR Rate Advances, 4.50% per annum.

Availability means, at any time, the lesser of (a)(i) the Maximum Revolving Facility, minus (ii) the aggregate amount of the Revolving Loan outstanding at such time, minus (iii) the sum of the undrawn face amount of all

Letters of Credit outstanding at such time; and (b) (i) the Borrowing Base, minus (ii) the aggregate amount of the Revolving Loan outstanding at such time.

Change in Control means an event or series of events by which any one or more of the following shall occur:

(a) prior to the consummation of the Initial Public Offering, (i) the Sponsor Group shall cease to own and control, directly and beneficially, at least 80% of the issued and outstanding Equity Interests of each class or type of Sponsor (as determined on a fully diluted basis), (ii) the Sponsor shall cease to own and control, directly and beneficially, at least 80% of the issued and outstanding preferred and Class B common Equity Interests of Holdings (as determined on a fully diluted basis), (iii) Andrew Mack shall cease to own and control, directly and beneficially, at least 60% of the issued and outstanding Class A common Equity Interests of Holdings (as determined on a fully diluted basis), or (iv) the Sponsor shall cease to have the right to designate three (3) of the members of the board of directors of Holdings, or Andrew Mack shall cease to have the right to designate four (4) of the members of the board of directors of Holdings, or the number of the members of the board of directors of Holdings shall exceed nine (9) at any time;

(b) after consummation of the Initial Public Offering, (i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act) (other than Andrew Mack or the Sponsor) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act, except that a Person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the Equity Interests of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right), or (ii) Andrew Mack shall cease to own and control, directly and beneficially, at least 30% of the issued and outstanding Class A common Equity Interests of Holdings (as determined on a fully diluted basis);

(c) (i) Andrew Mack shall cease to be a member of the board of directors of Holdings, or (ii) during the period beginning on April 22, 2011 and ending with the Termination Date, more than 50% of the members of the board of directors or other equivalent governing body of Holdings cease to be composed of individuals (x) who were members of that board or equivalent governing body on the first day of such period, (y) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (x) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (z) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (x) and (y) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (y) and clause (z), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors on behalf of or at the direction of the board of directors);

(c) Holdings shall cease to directly and beneficially own and control 100% of the issued and outstanding Equity Interests of each class of the Company; or

(d) the Company shall cease to directly and beneficially own and control 100% of the issued and outstanding Equity Interests of each class of all Subsidiaries (other than the Company as a Subsidiary of Holdings).

Consolidated EBITDA means, for any period, (a) Consolidated Net Income for such period, plus (b) to the extent deducted in determining such Consolidated Net Income for such period (and without duplication), (i) Consolidated Interest Expense, (ii) income tax expense, (iii) depreciation and amortization, (iv) prior to the occurrence of the Initial Public Offering, the aggregate amount of all board advisory fees paid in cash to Parallel pursuant to the Advisory Agreement, but only to the extent permitted by Section 6.10 (the “Designated Advisory Fees”), (v) accrued dividends on the Preferred Stock, and (vi) Consolidated Pre-Store Opening Expenses (other than Consolidated Pre-Store Opening Expenses related to Stores located outside of the United States), provided, however, that the aggregate amount added-back to Consolidated Net Income pursuant to this clause (vi) shall not exceed 10% of Consolidated EBITDA for such period before giving effect to this clause (vi), minus (c) to the extent positive, 100% of the portion of the amounts determined pursuant to the foregoing clauses (a) and (b) that is attributable to Stores located outside of the United States and Canada, or that is attributable to Subsidiaries that are not Obligors, all as determined for Obligors and their Subsidiaries on a consolidated basis in accordance with GAAP.

Consolidated Fixed Charges means, for any period, the sum of, without duplication, (a) Consolidated Interest Expense, plus (b) scheduled or required payments of principal on Debt (other than payments of Revolving Loans, the Preferred Stock Payment and payments required under Section 2.3(b) of this Agreement), plus (c) scheduled payments on Capital Leases, plus (d) if the Consolidated Leverage Ratio as of the last day of such period is greater than 1.75 to 1.00, Rentals, each as paid or payable, and all as determined for Obligors and their Subsidiaries on a consolidated basis for such period in accordance with GAAP.

Consolidated Free Cash Flow means, for any period, the sum of the following for such period: (a) Consolidated EBITDA, less (b) the sum of the following for such period (i) Consolidated Capital Expenditures (other than the Consolidated New Store Capital Expenditure Excluded Amount for such period), plus (ii) the sum of income taxes paid in cash, plus (iii) the sum of all dividends, distributions and other Restricted Payments (other than the Preferred Stock Payment) in each case paid in cash, plus (iv) the aggregate amount of the Designated Advisory Fees, plus (c) if the Consolidated Leverage Ratio as of the last day of such period is greater than 1.75 to 1.00, Rentals, all as determined for Obligors and their Subsidiaries on a consolidated basis in accordance with GAAP.

Consolidated Leverage Ratio means, as of the last day of any Computation Period, without duplication, the ratio of (a) the sum of (i) Debt (excluding the Preferred Stock) minus (ii) Borrower’s cash on hand held in a Pledged Money Market Account at Bank, to (b) Consolidated EBITDA for such Computation Period, all as determined for Obligors and their Subsidiaries on a consolidated basis in accordance with GAAP.

Consolidated Net Income means, for any period, net income (or loss) for such period; provided, however, that in determining Consolidated Net Income hereunder, the following items shall be excluded to the extent otherwise included in the determination thereof: (a) gains or losses from the sale or disposition of assets not in the Ordinary Course of Business, (b) gains or losses from discontinued operations, and (c) other extraordinary gains or losses, provided, however, that all gains or losses (excluding losses comprised of non-cash rent expense) related to the closing of Stores shall be included (and not excluded) from Consolidated Net Income pursuant to the foregoing clauses (a), (b) and (c), all as determined for Obligors and their Subsidiaries on a consolidated basis in accordance with GAAP.

Consolidated Pre-Store Opening Expenses means, for any period with respect to the opening of a new Store, non-cash rent or occupancy charges incurred by the Company prior to the opening of such new Store, all as determined for such period for Obligors and their Subsidiaries on a consolidated basis in accordance with GAAP.

LIBOR the greater of (a) 1.50% per annum, and (b) for each Interest Period, the offered rate per annum for deposits of Dollars for the applicable Interest Period that appears on Reuters Screen LIBOR01 (or any successor pages) as of 11:00 am (London, England time) two (2) Business Days prior to the first day in such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBOR01 Page, the applicable rate shall be the arithmetic mean of all such rates; further provided, however, if no such offered rate exists, such rate will be the rate of interest per annum, as determined by Bank (rounded upwards, if necessary, to the nearest 1/16th of 1%) at which deposits of Dollars in immediately available funds are offered at 11:00 am (London, England time) two (2) Business Days prior to the first day in such Interest Period by major financial institutions reasonably satisfactory to Bank in the London interbank market for such Interest Period for the applicable principal amount on such date of determination as reasonably determined by Bank.

Maximum Revolving Facility means (a) prior to August 1, 2011, $40,000,000, (b) from August 1, 2011 to December 31, 2011, $50,000,000, and (c) on and after December 31, 2011, $40,000,000.

Obligors means, collectively, Borrowers, Holdings, TFC, TI, TGC and any other Subsidiaries of Holdings that are parties to this Agreement and Obligor means any of Obligors.

Perfection Certificates means, collectively, (a) each Perfection Certificate dated as of June 12, 2008 executed by an Obligor in favor of Bank, and (b) the Perfection Certificate dated as of April 22, 2011 executed by TGC in favor of Bank.

Pledge Agreements means, collectively, (a) that certain Pledge Agreement dated as of June 12, 2008 entered into by Holdings in favor of Bank, (b) that certain Pledge Agreement dated as of June 12, 2008 entered into by the Company in favor of Bank, (c) that certain Pledge Agreement dated as of April 22, 2011 entered into by the Company in favor of Bank, and (d) any other pledge agreement entered into by any other Pledgor in favor of Bank.

2.2 The following defined terms are added to Section 1.1 of the Loan Agreement in their proper alphabetical order:

Consolidated New Store Capital Expenditure Excluded Amount means, for any Quarterly Computation Period or for any Fiscal Year, if the Consolidated Leverage Ratio as of the last day of such Quarterly Computation Period or as of the last day of the Quarterly Computation Period ending on the last day of such Fiscal Year is (a) less than or equal to 1.25 to 1.00, an amount equal to 100% of Consolidated New Store Capital Expenditures for such Quarterly Computation Period or such Fiscal Year, (b) greater than 1.25 to 1.00 but less than or equal to 1.50 to 1.00, an amount equal to 50% of Consolidated New Store Capital Expenditures for such Quarterly Computation Period or such Fiscal Year, or (c) greater than 1.50 to 1.00, $0.

Consolidated Net Capital Expenditures means, for any period, the sum of (a) the aggregate amount of all Consolidated Capital Expenditures for such period, minus (b) the Consolidated New Store Capital Expenditure Excluded Amount for such period.

Guaranties means, collectively, (a) that certain Guaranty Agreement dated as of June 12, 2008 made by Obligors in favor of Bank, and (b) that certain Guaranty Agreement dated as of April 22, 2011 made by TGC in favor of Bank.

Initial Public Offering means a public offering of securities of Holdings registered under the Securities Act with net aggregate proceeds (after payment of all costs and expenses, including underwriting discounts) to Holdings (or any successor) of at least $11,000,000.

Rentals means, for any period, the aggregate amounts paid or payable under any leases (other than Capital Leases) of any Obligor or Subsidiary for such period, as determined for Obligors and their Subsidiaries on a consolidated basis for such period in accordance with GAAP.

SEC means the Securities and Exchange Commission of the United States, or any successor thereto.

Securities Act means the Securities Act of 1933, as amended, or any similar federal law then in force.

Securities Exchange Act means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

TGC means Teavana Gift Company, a Colorado corporation.

TGC Joinder means that certain Joinder Agreement dated as of April 22, 2011 between TGC and Bank.

2.3 The definition of “Collateral Documents” set forth in Section 1.1 of the Loan Agreement is amended by deleting the phrase “the Guaranty,” set forth therein and by replacing such phrase with the phrase “the Guaranties, the TGC Joinder,”.

2.4 The definition of “Financing Agreements” set forth in Section 1.1 of the Loan Agreement is amended by deleting the phrase “the Guaranty,” set forth therein and by replacing such phrase with the phrase “the Guaranties,”.

2.5 The defined term “Guaranty” is deleted from Section 1.1 of the Loan Agreement in its entirety.

2.6 The date “October 31, 2011” set forth in the definition of “Redeemable Equity Interests” set forth in Section 1.1 of the Loan Agreement is deleted and replaced with the date “October 31, 2016”.

2.7 The reference to “$1,500,000” set forth in Section 2.2 of the Loan Agreement is deleted and replaced with “$5,000,000.”

2.8 Section 2.3(b) of the Loan Agreement is amended and restated in its entirety as follows:

(b) If any Obligor or Subsidiary shall at any time or from time to time make or agree to make any Equity Sale (other than the Equity Sale comprised of the Initial Public Offering), a Disposition or suffer an Event of Loss and the aggregate amount of the Net Proceeds received by any Obligor or Subsidiary in connection with such Equity Sale, such Disposition or Event of Loss and all other Equity Sales, Dispositions and Events of Loss occurring during the current Fiscal Year exceed $500,000, then (i) Borrowers shall promptly notify Bank of such proposed Equity Sale, Disposition or Event of Loss (including the amount of the estimated Net Proceeds to be received by Borrowers in respect thereof) and (ii) promptly upon receipt by such Obligor or Subsidiary of the Net Proceeds of such Equity Sale, such Disposition or such Event of Loss, Borrowers jointly and severally agree to deliver such Net Proceeds which exceed $500,000 for the then current Fiscal Year to Bank as prepayment of the Loans, which prepayment shall be applied in accordance with Section 2.3(c) hereof (provided that any prepayment from Net Proceeds of such Equity Sale shall not result in a corresponding reduction of the Revolving Commitment or the Maximum Revolving Facility to the extent that no Default or Event of Default has occurred and is continuing).

2.9 The first grammatical sentence of Section 2.6(d) of the Loan Agreement is amended and restated in its entirety as follows:

Borrowers jointly and severally agree to pay to Bank an unused fee (the “Unused Fee”) at a per annum rate equal to 0.50% on the amount by which (i) the Maximum Revolving Facility exceeds (ii) the sum of (x) the average amount of the outstanding principal balance of the Revolving Loan during any month, and (y) the average amount of the undrawn face amount of any Letters of Credit outstanding during any month.

2.10 The first grammatical sentence of Section 2.6(f) of the Loan Agreement is amended and restated in its entirety as follows:

For each Letter of Credit, Borrowers jointly and severally agree to pay to Bank a fee (the “L/C Fee”) equal to the sum of (i) 4.50% per annum, plus (ii) at any time after the occurrence and during the continuance of a Default, 2.00% per annum, of the undrawn face amount of each Letter of Credit; provided, however, that the L/C Fee shall not be less than $500 for any Letter of Credit.

2.11 The first sentence of Section 2.8 of the Loan Agreement is amended and restated in its entirety as follows:

The Revolving Commitment shall be effective until, and shall terminate on, April 22, 2016 unless sooner terminated by Borrowers or otherwise (the “Term”).

2.12 Section 4.17 of the Loan Agreement is amended and restated in its entirety as follows:

4.17 Subsidiaries. Holdings’ only direct Subsidiaries are the Company, TI and ST, and Holdings has no other Subsidiaries or equity investments in any other Person. The Company’s only Subsidiaries are TFC and TGC, and the Company has no Subsidiaries or equity investments in any other Person. None of TFC, TI, ST nor TGC has any Subsidiaries or equity investments in any Person.

2.13 Section 5.2(a) of the Loan Agreement is amended and restated in its entirety as follows:

(a) promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by any Obligor or Subsidiary to its public securities holders generally, and (ii) each regular or periodic report, each registration statement that shall have become effective (without exhibits except as expressly requested by such holder), and each final prospectus and all amendments thereto filed by any Obligor or Subsidiary with the SEC;

2.14 The text contained in each of Sections 5.2(d) and 5.12 of the Loan Agreement is deleted in its entirety and replaced with “[Intentionally omitted]”.

2.15 The last sentence of Section 5.10 of the Loan Agreement is amended and restated in its entirety as follows:

Borrowers shall use the proceeds of the Revolving Loans made after the Closing Date for Permitted Acquisitions, working capital and other general corporate purposes not in contravention of any Requirement of Law and not in violation of this Agreement.

2.16 The reference to “$100,000” set forth in Section 5.13 of the Loan Agreement is deleted and replaced with “$250,000.”

2.17 The reference to “$15,000” set forth in Section 5.18 of the Loan Agreement is deleted and replaced with “$50,000”, and the reference to “once per week” at the end of clause (x) in Section 5.18 of the Loan Agreement is deleted and replaced with “once per week for balances over $10,000 in the aggregate as to all such accounts or upon Bank’s request if a Default or Event of Default has occurred and is continuing and otherwise once per month”.

2.18 The reference to “$300,000” set forth in Section 6.1 of the Loan Agreement is deleted and replaced with “$500,000.”

2.19 The reference to “$250,000” set forth in Section 6.2(b) of the Loan Agreement is deleted and replaced with “$750,000.”

2.20 The reference to “$100,000” set forth in Section 6.3(b) of the Loan Agreement is deleted and replaced with “$500,000.”

2.21 Section 6.4 of the Loan Agreement is amended by adding the following clause to the end of such Section:

; provided that any Subsidiary of the Company may merge or consolidate with or into the Company or any other direct Subsidiary of the Company or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to the Company or a direct Subsidiary of the Company, and any Subsidiary of the Company may liquidate, windup or dissolve.

2.22 Section 6.10 of the Loan Agreement is amended by deleting the period at the end thereof and inserting the following in lieu thereof:

, and (iii) payments made to redeem the outstanding preferred stock of Holdings (a “Preferred Stock Payment”), provided that each of the following conditions are satisfied as to each Preferred Stock Payment before, at the time of and immediately after giving effect to each Preferred Stock Payment, as determined by Bank in its discretion: (1) the aggregate amount of all Preferred Stock Payments made after the date hereof does not exceed $11,000,000, (2) no Default or Event of Default has occurred and is continuing or would occur as a result of the making of such Preferred Stock Payment, (3) Bank has received all financial statements required to be delivered to it pursuant to Section 5.1(b)(ii) of this Agreement, including such financial statements and the Compliance Certificate for the last month of the fiscal quarter immediately preceding (the “Preceding Quarter”) the fiscal quarter in which such Preferred Stock Payment is to be made, (4) such payment is made with cash proceeds received by Holdings from the consummation of the Initial Public Offering, (5) Availability was not less than $7,500,000 immediately preceding such Preferred Stock Payment and Availability will be not less than $7,500,000 after giving effect to such Preferred Stock Payment, and (6) Bank shall have received a certificate from a Responsible Officer of Obligors not less than five (5) Business Days prior to the date of such Preferred Stock Payment certifying that the foregoing Payment Conditions have been satisfied and providing calculations supporting such certification, all in form and substance reasonably satisfactory to Bank.

2.23 Section 6.17 of the Loan Agreement is amended and restated in its entirety as follows:

6.17 Subsidiaries. Form, acquire or permit to exist any Subsidiaries (other than the Company, TI and ST as Subsidiaries of Holdings and TFC and TGC as Subsidiaries of the Company).

2.24 Section 6.23 of the Loan Agreement is amended and restated in its entirey as follows:

6.23 Foreign Assets. Permit the aggregate book value of all assets of Obligors and their Subsidiaries which are located outside of the United States and Canada, as determined for Obligors and their Subsidiaries on a consolidated basis in accordance with GAAP, to exceed at any time 5% of the aggregate book value of all assets of Obligors, as determined for Obligors on a consolidated basis in accordance with GAAP.

2.25 Section 7 of the Loan Agreement is amended and restated in its entirety as follows:

7. FINANCIAL COVENANTS.

Each Obligor jointly and severally with the other Obligors covenants and agrees that, so long as Bank shall have any Revolving Commitment hereunder, or any Liability shall remain unpaid or unsatisfied, Obligors shall not permit:

7.1 Consolidated Fixed Charge Coverage Ratio. The Consolidated Fixed Charge Coverage Ratio for any Quarterly Computation Period to be less than 1.25 to 1.00.

7.2 Consolidated Leverage Ratio. The Consolidated Leverage Ratio as of the last day of any Quarterly Computation Period to exceed 2.50 to 1.00.

7.3 Consolidated Net Capital Expenditures. The aggregate amount of all Consolidated Net Capital Expenditures made in any Fiscal Year to exceed $4,000,000 (provided that such amount shall be $5,000,000 for Fiscal Years ending after January 31, 2013) (the “Cap”); provided, however, if, on any date, the aggregate amount of all Consolidated Net Capital Expenditures made during the period beginning on the first day of the then current Fiscal Year and ending on such date exceed the Cap solely as a result of the inclusion of Consolidated New Store Capital Expenditures therein, a Default shall not occur on such date as a result of a breach of this Section 7.3 so long as no Obligor or Subsidiary shall make or incur any other Consolidated Capital Expenditures at any time during such Fiscal Year occurring after the date of such inclusion.

7.4 Consolidated Capital Expenditures. The sum of (a) the aggregate amount of all Consolidated Capital Expenditures made in any Fiscal Year, minus (b) the lesser of (i) 30% of the amount determined pursuant to the preceding clause (a), and (ii) the aggregate amount of Cash Tenant Allowances received in such Fiscal Year, to exceed the amount set forth opposite such Fiscal Year below:

Fiscal Years Ending:	Maximum Consolidated Capital Expenditures:
(in millions)
January 31, 2012	$18.9
January 31, 2013	$20.3
January 31, 2014	$21.3
January 31, 2015	$22.2
After 2015	$25.7

As used herein, the term “Cash Tenant Allowances” for any period shall mean the aggregate net cash amount paid by landlords to Borrowers in such period to reimburse Borrowers for Consolidated Capital Expenditures incurred by Borrowers to build-out new Stores leased from such landlords, but only to the extent such amounts are received in the Ordinary Course of Business and are not refunded.

2.26 The reference to “$100,000” set forth in Section 8.3 of the Loan Agreement is deleted and replaced with “$250,000.”

2.27 The last sentence in Section 8.8 of the Loan Agreement is amended by deleting the word “Promptly” from the beginning thereof and inserting in lieu thereof the following: “Upon Banks request, promptly”.

2.28 All references to “$100,000” set forth in Section 8.14 of the Loan Agreement are deleted and replaced with “$250,000”.

2.29 Section 8.15 of the Loan Agreement is amended and restated in its entirety as follows:

8.15 Collection of Accounts and Payments. All payments made to the Remittance Accounts, the Lock Box Accounts or otherwise received by Bank whether on the Accounts or as proceeds of other Collateral or otherwise will be the sole and exclusive property of Bank and may be applied by Bank on account of the Liabilities as follows: (a) for collection of checks and other instruments (including automatic clearing house electronic funds transfers and depository transfer checks) received by Bank at its offices in Chicago, Illinois, Bank will credit (conditional upon final collection) all such payments to the Revolving Loans on or before the second Business Day after such checks and other instruments are received by Bank when such funds become available “collected funds” in accordance with Bank’s customary practices, and (b) all cash payments received by Bank at its offices in Chicago, Illinois, including payments made by wire transfer of immediately available funds received by Bank in time for posting to the account of Bank on the date received, will be credited to the Revolving Loans on the same Business Day such payments are received by Bank; provided, however, at any time that the outstanding principal amount of the Revolving Loans is zero: (i) if no Default has occurred and is continuing, any proceeds of collections of Accounts received in the Remittance Account shall be paid as requested by Borrowers to Borrowers’ principal operating deposit account with Bank, or (ii) if a Default has occurred and is continuing, any proceeds of collections of Accounts received in the Remittance Account shall be applied to the Liabilities in such order as Bank shall determine in its sole discretion. Obligors shall, acting as trustee for Bank, receive, as the sole and exclusive property of Bank, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of any Obligor’s Accounts or the other Collateral which come into the possession or under the control of Obligors, Obligors shall remit the same or cause the same to be remitted, in kind, to Bank, at Bank’s address set forth below. Borrowers jointly and severally agree to pay to Bank any and all fees, costs and expenses which Bank incurs in connection with opening and maintaining the Remittance Accounts and the Lock Box Accounts and depositing for collection by Bank any check or item of payment received and/or delivered to Bank on account of the Liabilities. Amounts applied by Bank to the principal of the Revolving Loan shall be applied first to any Base Rate Advances then outstanding and then to outstanding LIBOR Rate Advances with the shortest Interest Periods remaining.

2.30 Each reference to “$100,000” set forth in Sections 9.1(d), 9.1(f), 9.1(g) and 9.1(n) of the Loan Agreement is deleted and replaced with “$250,000.”

2.31 The phrase “the Guaranty,” set forth in Section 9.1(r) of the Loan Agreement is deleted and by replaced with the phrase “any Guaranty,”.

2.32 The reference to “$50,000” set forth in Section 9.1(s) of the Loan Agreement is deleted and replaced with “$250,000.”

2.33 The notice address of Holdings set forth in Section 10.17 of the Loan Agreement is amended and restated in its entirety as follows:

Teavana Holdings, Inc.
3630 Peachtree Rd., NE, Suite 1480 Atlanta, GA 30326
Attention:	Dan Glennon
Telecopy:	404/995-8201
Confirmation:	404/995-8214

2.34 Item 1 set forth on Schedule 4.2 to the Loan Agreement is amended and restated in its entirety in the form of Item 1 set forth on Schedule 4.2 attached hereto.

2.35 Exhibits 2.1 and 5.2(c) to the Loan Agreement is amended and restated in its entirety in the form of Exhibits 2.1 and 5.2(c), respectively, attached hereto.

2.36 The Revolving Note is amended and restated in its entirety in the form of Exhibit 2.1 attached hereto.

3. Consent; Waiver. Upon the occurrence of the Effective Time (as hereinafter defined), (a) notwithstanding the provisions of Sections 4.17 and 6.17 of the Loan Agreement, Bank hereby consents to the formation by the Company of TGC as a Subsidiary of the Company (the “TGC Formation”), and (b) Bank hereby waives any Event of Default that may exist on the date hereof as under Sections 4.17 and 6.17 of the Loan Agreement resulting from the TGC Formation. The foregoing waiver is specifically limited in time and scope to the events expressly described in the prior sentence and shall not be deemed to extend or apply to any other event or occurrence in existence as of the date hereof or arising hereafter. In addition, the foregoing waiver shall not be deemed to constitute a custom or a practice on the part of Bank and shall not establish or be deemed to have established a course of dealing among Bank and Obligors under the Loan Agreement or any other Financing Agreement.

4. Conditions. The terms of Sections 2 and 3 of this Agreement shall become effective only when each of the following conditions has been completely satisfied as determined by Bank in its discretion (the time of such satisfaction being hereinafter referred to as the “Effective Time;” the Effective Time shall be deemed to occur on the date of this Agreement (the “Effective Date”) unless Bank provides written notice to the contrary to Obligors):

4.1 Documents. Bank shall have received each of the following agreements, instruments and other documents, in each case in form and substance acceptable to Bank in its discretion:

(a) this Agreement duly executed and delivered by Obligors and Bank;

(b) the Amended and Restated Revolving Note made by Borrower in favor of Bank in the form attached hereto as Exhibit 2.1 (the “Amended Revolving Note”);

(c) the documents, instruments, agreements, opinions, certificates and other items listed on the Document Checklist attached hereto as Exhibit A; and

(d) such other documents, instruments, agreements, opinions, certificates and other items as Bank may reasonably request in connection with this Agreement.

4.2 Availability. Availability, after giving effect to all Credit Extensions to be made on the Effective Date, is not less than $4,000,000.

4.3 Representations and Warranties; No Event of Default. As of the date hereof (and, if different, also as of the Effective Date) (a) the representations and warranties contained herein, in the Loan Agreement (as amended hereby) and in each other Financing Agreement shall be true and correct in all material respects (both immediately before and after giving effect to consummation of the transactions contemplated hereby), except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case it shall be true and correct in all material respects as of such earlier date; and (b) after giving effect to the provisions of Section 3 hereof, no Event of Default has occurred and is continuing.

4.4 Proceedings. All corporate and other proceedings taken in connection with the transactions contemplated hereby and all agreements, instruments, certificates and other documents relating thereto shall be in form and substance reasonably satisfactory to Bank, as determined in its discretion.

4.5 Fees. Borrowers shall have paid to Bank a non-refundable fee of $375,000 to induce Bank to enter into this Agreement, and all other fees and out-of-pocket expenses required to be paid to Bank and Bank’s special counsel on or prior to the Effective Date shall have been paid in full.

5. Consent of Guarantors. Each of Holdings, TFC, TI and TGC, in its capacity as a guarantor under any one or more of the Guaranties and any other guaranties made by any one or more of Holdings, TFC, TI and TGC in favor of Bank, hereby consents to this Agreement, the Amended Revolving Note and the Amendment Documents and the amendments, consents and waivers contained herein and confirms and agrees that, notwithstanding this

Agreement, the Amended Revolving Note and the Amendment Documents and the effectiveness of the amendments, consents and waivers contained herein, each of the Guaranties and each such other guaranty is, and shall continue to be, in full force and effect and is hereby confirmed and ratified in all respects notwithstanding the terms of this Agreement, the Amended Revolving Note, the Amendment Documents or any other amendment to the Loan Agreement. Nothing herein is intended or shall be deemed to limit Bank’s rights under any of the Guaranties or any other guaranty made by any one or more of Holdings, TFC, TI and TGC in favor of Bank to take action without the consent of any one or more of Holdings, TFC, TI and TGC in its capacity as a guarantor under any of the Guaranties or any such other guaranty.

6. Representations and Warranties.

6.1 Authority, Authorization, Enforceability, No Conflict. Each Obligor represents and warrants that: (a) the execution and delivery by such Obligor of this Agreement, the Amended Revolving Note, each other document, instrument and agreement to be executed and delivered by such Obligor in connection herewith (collectively, the “Amendment Documents”) and the Loan Agreement (as amended hereby), and the performance of such Obligor’s obligations hereunder and thereunder: (i) are within the corporate powers of such Obligor; (ii) are duly authorized by the board of directors of such Obligor, and, if necessary, the shareholders of such Obligor; (iii) are not in contravention of the terms of the Organization Documents of such Obligor, or of any document evidencing any Contractual Obligation to which such Obligor is a party or any judgment, decree or order of any Governmental Authority to which such Obligor or its Property is subject; (iv) do not require any governmental consent, registration or approval or any filing with or notice to any Governmental Authority; (v) do not contravene any order, injunction, writ or decree of any Governmental Authority to which any Obligor or its Property is subject; and (vi) will not result in the imposition of any Lien upon any property of such Obligor under any document evidencing any Contractual Obligation (other than Liens in favor of Bank under the Loan Agreement, as amended hereby); (b) each of this Agreement, the Amended Revolving Note, the Amendment Documents, the Loan Agreement and each of the other Financing Agreements, after giving effect hereto, constitutes the legal, valid and binding obligation of each Obligor party thereto, enforceable against each such Obligor in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles; (c) as of the date hereof, and (after giving effect hereto and consummation of the transactions contemplated hereby) as of the Effective Date, there exists no Event of Default; and (d) all conditions set forth in Section 4 of this Agreement have been satisfied in full (provided that no representation or warranty is made as to Bank’s acceptance or satisfaction with any matter).

6.2 Reaffirmation. Each Obligor hereby reaffirms all covenants, representations and warranties made in the Loan Agreement and all other Financing Agreements to which such Obligor is a party (after giving effect hereto).

7. Release. Each Obligor for itself and its shareholders and affiliates and the successors, assigns, heirs and representatives of each of the foregoing does hereby fully, finally and unconditionally release and forever discharge Bank and its shareholders, affiliates, agents, attorneys, employees, directors, and officers and the successors, assigns, heirs and representatives of each of the foregoing, from any and all debts, claims, obligations, damages, costs, attorneys’ fees, suits, demands, liabilities, actions, proceedings and causes of action, in each case whether known or unknown, contingent or fixed, direct or indirect and of whatever nature or description and whether in law or in equity under contract, tort, statute or otherwise, which any Obligor has heretofore had or now or hereafter can, shall or may have by reason of any act, omission or thing whatsoever done or omitted to be done on or prior to the Effective Date arising out of, connected with or related in any way to this Agreement, the Amendment Documents, the Loan Agreement or any other Financing Agreement, any proposal letter, commitment letter or term sheet, or any act, event or transaction related or attendant thereto, the agreements of Bank contained therein, the possession, use, operation or control of any of the assets of any Obligor, the making of any Loan or any other advances, the management of any Loan or other advances or the Collateral.

8. References, Etc.

8.1 On and after the Effective Date, (a) each reference in the Loan Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import shall mean and be a reference to the Loan Agreement as amended hereby, and (b) each reference to the Loan Agreement and the Amended Revolving Note in all other Financing Agreements shall mean and be a reference to the Loan Agreement and the Amended Revolving Note, respectively, as amended or amended and restated hereby.

8.2 Except as otherwise provided herein, the Loan Agreement, all other Financing Agreements, all covenants, representations and warranties made therein, and all other documents, instruments and agreements executed or delivered in connection therewith, shall remain in full force and effect, and are hereby reaffirmed, ratified and confirmed.

8.3 The execution, delivery and effectiveness of this Agreement, the Amended Revolving Note and the Amendment Documents shall not, except as specifically stated herein, (a) amend the Loan Agreement or any other Financing Agreement, (b) operate as a waiver of any right, power or remedy of Bank, or (c) constitute a waiver of, or consent to any departure from, any provision of the Loan Agreement, any Financing Agreement or any other documents, instruments and agreements executed or delivered in connection therewith.

8.4 Each Obligor acknowledges and agrees that: (a) as of the date hereof (and, if different, also as of the Effective Date), such Obligor has no defenses, claims or set-offs to the payment of the Liabilities or to the enforcement of the Liabilities, the Loan Agreement or any of the other Financing Agreements; and (b) the Liens granted to Bank by such Obligor are and remain valid perfected Liens in the assets of such Obligor securing the payment and performance of the Liabilities.

8.5 This Agreement, the Amended Revolving Note and the Amendment Documents shall be deemed Financing Agreements for the purposes of the Loan Agreement.

8.6 TGC has become an Obligor under the Loan Agreement and has all of the rights, benefits, duties, and obligations of an Obligor under the Loan Agreement.

9. Miscellaneous.

9.1 Costs and Attorneys’ Fees. Borrowers jointly and severally agree to reimburse Bank on demand for all expenses and fees paid or incurred in connection with the analysis, documentation, negotiation and closing of this Agreement, the Amended Revolving Note and the Amendment Documents, including lien search, filing and recording fees and the fees and expenses of Bank’s attorneys (including all fees of all paralegals and other staff employed by such attorneys), whether such expenses and fees are incurred prior to or after the date hereof.

9.2 Further Assurances. Each Obligor hereby agrees from time to time, as and when reasonably requested by Bank, to execute and deliver or cause to be executed and delivered, all such documents, instruments and agreements and to take or cause to be taken such further or other action as Bank may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Agreement, the Amended Revolving Note and the Amendment Documents.

9.3 Parties. Whenever in this Agreement there is reference made to any of the parties hereto, such reference shall be deemed to include, wherever applicable, a reference to the successors and assigns of each Obligor and the successors and assigns of Bank, and the provisions of this Agreement shall be binding upon and shall inure to the benefit of said successors and assigns.

9.4 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.5 Governing Law. This Agreement shall be governed by and construed in accordance with, and any dispute between the parties hereto arising out of, connected with, related to, or incidental to the relationship established between them in connection with this Agreement, and whether arising in contract, tort, equity, or otherwise, shall be resolved in accordance with, the internal laws of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules).

9.6 WAIVER OF JURY TRIAL. EACH OBLIGOR AND BANK WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN BANK AND SUCH OBLIGOR ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER AMENDMENT DOCUMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO.

9.7 Headings. Section titles contained in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement among the parties.

9.8 Counterparts. This Agreement may be executed and accepted in any number of counterparts, each of which shall be an original with the same effect as if the signatures were on the same instrument. The delivery of an executed counterpart of a signature page to this Agreement by telecopier or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, this Amendment No. 1 to Loan and Security Agreement has been duly executed as of the day and year first above written.

TEAVANA CORPORATION

By:	/s/ Daniel P. Glennon
Name: Daniel P. Glennon
Title: Chief Financial Officer

ST ACQUISITION COMPANY

By:	/s/ Daniel P. Glennon
Name: Daniel P. Glennon
Title: Chief Financial Officer

TEAVANA HOLDINGS, INC.

By:	/s/ Daniel P. Glennon
Name: Daniel P. Glennon
Title: Chief Financial Officer

TEAVANA FRANCHISING CORPORATION

By:	/s/ Daniel P. Glennon
Name: Daniel P. Glennon
Title: Chief Financial Officer

TEAVANA INTERNATIONAL, INC.

By:	/s/ Daniel P. Glennon
Name: Daniel P. Glennon
Title: Chief Financial Officer

TEAVANA GIFT COMPANY

By:	/s/ Daniel P. Glennon
Name: Daniel P. Glennon
Title: Chief Financial Officer

FIFTH THIRD BANK

By:	/s/ Cameron Murg
Name: Cameron Murg
Title: Officer

EXHIBIT 2.1

to

LOAN AND SECURITY AGREEMENT

FORM OF AMENDED AND RESTATED REVOLVING NOTE

See Attached

AMENDED AND RESTATED REVOLVING NOTE

$50,000,000	New York, New York
April 22, 2011

FOR VALUE RECEIVED, the undersigned, TEAVANA CORPORATION, a Georgia corporation (the “Company”), and ST ACQUISITION COMPANY, a Connecticut corporation (“ST”; the Company and ST are referred to herein, collectively, as “Borrowers” and, individually, as a “Borrower”), hereby unconditionally jointly and severally promise to pay to the order of FIFTH THIRD BANK (“Bank”) at 222 S. Riverside Plaza, Chicago, Illinois 60606, on the earlier of (a) the Termination Date and (b) April 22, 2016 for the account of Bank and in accordance with the provisions of the Loan and Security Agreement dated as of June 12, 2008 among Borrowers, Teavana Holdings, Inc., a Delaware corporation, Teavana Franchising Corporation, a Georgia corporation, Teavana International, Inc., a Georgia corporation, Teavana Gift Company, a Colorado corporation, and Bank, as amended, modified or supplemented from time to time (the “Loan Agreement”), in lawful money of the United States of America and in immediately available funds, the principal sum of FIFTY MILLION DOLLARS ($50,000,000), or, if less, the aggregate unpaid principal amount of all Revolving Loans (as defined in the Loan Agreement) made by Bank to Borrowers. This Amended and Restated Revolving Note (“Note”) is referred to in and was executed and delivered pursuant to the Loan Agreement, to which reference is hereby made for a statement of the terms and conditions under which the loans evidenced hereby were made and are to be repaid. All terms which are capitalized and used herein (which are not otherwise specifically defined herein) and which are defined in the Loan Agreement shall be used in this Note as defined in the Loan Agreement.

Borrowers further jointly and severally promise to pay interest at said office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in the Loan Agreement. Interest shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

The principal amount hereof may not be prepaid at any time in whole or in part, except as provided in the Loan Agreement.

Subject to the provisions contained in the Loan Agreement relating to the determination of Interest Periods for LIBOR Rate Advances, if any payment hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and interest shall be payable thereon during such extension at the applicable rate specified in the Loan Agreement. In no contingency or event whatsoever shall interest charged hereunder, however such interest may be characterized or computed, exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that Bank has received interest hereunder in excess of the highest rate applicable hereto, Bank shall promptly refund such excess interest to Borrowers.

Upon and after the occurrence of a Default or as otherwise provided in the Loan Agreement, this Note may, as provided in the Loan Agreement, and without prior demand, notice or legal process of any kind (except as otherwise expressly required in the Loan Agreement), be declared, and thereupon immediately shall become, due and payable. This Note shall also become immediately due and payable upon the termination of the Loan Agreement.

Each Borrower, and all endorsers and other persons obligated hereon, hereby waives presentment, demand, protest, notice of demand, notice of protest and notice of nonpayment and agree to pay all costs of collection, including reasonable attorneys’ fees and expenses.

This Note is secured by, and entitled to the benefits of, the Collateral Documents and is guaranteed pursuant to the Guaranty executed by certain guarantors. Reference is made to the Collateral Documents for a statement concerning the terms and conditions governing the collateral security for the joint and several obligations of Borrowers hereunder and reference is made to such Guaranty for a statement concerning the terms and conditions governing such guarantee of the joint and several obligations of Borrowers hereunder.

This Note shall be interpreted and the rights and liabilities of the parties hereto determined in accordance with the internal laws of the State of New York (including Sections 5-1401 and 5-1402 of the New York General Obligations Law, but excluding all other choice of law and conflicts of law rules). Whenever possible each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

Notwithstanding any of the foregoing provisions of this Note, all principal of, and accrued interest on, this Note shall become immediately due and payable as provided in Section 9.1 of the Loan Agreement and, without notice or demand, upon the termination of the Revolving Commitment pursuant to Section 2.8 of the Loan Agreement.

Whenever in this Note reference is made to Bank, Borrowers or any Borrower, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns. The provisions of this Note shall be binding upon and shall inure to the benefit of said successors and assigns. Each Borrower’s successors and assigns shall include, without limitation, a receiver, trustee or debtor in possession of or for such Borrower.

[signature page follows]

The unpaid balance of the indebtedness hitherto evidenced by that certain Revolving Note dated June 12, 2008 made by Borrowers to the order of Bank in the principal amount of $25,000,000 (the “Existing Note”) remains outstanding as of the date hereof and shall continue to be secured pursuant to the terms of the Loan Agreement. To the extent that the principal balance of this Note includes the indebtedness hitherto evidenced by the Existing Note, this Note (i) merely re-evidences the indebtedness hitherto evidenced by the Existing Note, (ii) is given in substitution for, and not as payment of, the Existing Note and (iii) is in no way intended to constitute a novation of the Existing Note or any prior promissory note.

TEAVANA CORPORATION

By:
Name:
Title:

ST ACQUISITION COMPANY

By:
Name:
Title:

EXHIBIT 5.2(b)

to

LOAN AND SECURITY AGREEMENT

FORM OF COMPLIANCE CERTIFICATE

[see attached]

EXHIBIT A

Document Checklist

See Attached

Schedule 4.2

Organizational Authorization; No Contravention

Entity Name	Number of Shares Authorized	Number of Shares Issued	Class of Stock	Issued To
Teavana Corporation	1,500 shares of Common Stock, $0.01 par value	1,000	Common	Teavana Holdings, Inc.
Teavana Franchising Corporation	10,000 shares of Common Stock, no par value	1,000	Common	Teavana Corporation
Teavana International, Inc.	1,000 shares of Common Stock, no par value	1,000	Common	Teavana Holdings, Inc.
Teavana Holdings, Inc.	110,683,333 comprising of: 50,000,000 Class A Common Stock, $0.001 par value 50,000,000 Class B Common Stock, $0.001 par value 10,683,333 Preferred Stock, $0.001 par value	7,068,091 374,396 50,000 2,431,909 10,683,333	Class A Common Stock Class A Common Stock Class A Common Stock Class B Common Stock Series A Redeemable Participating Preferred Stock	Andrew Mack Juergen Link Rocket Tea LLC Teavana Investment LLC Teavana Investment LLC
ST Acquisition Company	1,000 shares of Common Stock, no par value	1,000	Common Stock	Teavana Holdings, Inc.
Teavana Gift Company	1 share of Common Stock, no par value	1	Common Stock	Teavana Corporation